Exhibit 2.3

SECOND AMENDMENT TO AGREEMENT
OF MERGER AND PLAN OF REORGANIZATION

This Second Amendment to Agreement of Merger and Plan of Reorganization, dated as of June 1, 2017 (this “Amendment”), is made and entered into by and by and among Environmental Packaging Technologies Holding, Inc., a Nevada corporation (“Pubco”), EPT Acquisition Corporation, a Delaware corporation (“Merger Sub”), and a direct wholly-owned subsidiary of Pubco, and Environmental Packaging Technologies, Inc., a Delaware corporation (“EPT” and, together with Pubco and Merger Sub, the “Parties”). This Amendment amends the Agreement of Merger and Plan of Reorganization by and among the Parties and dated December 28, 2016, as amended on March 31, 2017 (collectively, the “Agreement”).

WHEREAS, the Parties have determined that it is necessary, desirable and in the best interest of the Parties to amend the Agreement as set forth in this Amendment. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the Company and the Holder hereby agree as follows:

1.
Section 1.09(h) of the Agreement is amended and restate in its entirety as follows:

(h)          Pubco agrees that it will cause the Pubco Common Stock into which EPT Common Stock is converted at the Effective Time pursuant to Section 1.08(a)(ii) to be available for such purposes. Pubco further covenants that at or immediately following the Effective Time, Pubco will effect cancellations of outstanding shares of Pubco Common Stock and that there will be no more than 12,000,023 pre-Merger shares of Pubco Common Stock issued and outstanding, and that no other pre-Merger common or preferred stock or equity securities or any options, warrants, rights or other agreements or instruments (debt, equity and/or otherwise) convertible, exchangeable or exercisable into common or preferred stock or other equity securities shall be issued or outstanding, except as described herein. At the Effective Time, EPT shall pay $550,000 to the shareholder of the controlling block of Pubco Common Stock (the “Controlling Shareholder” for the cancellation of 11,810,830 shares of Parent Common Stock and for services related to the completion of the Merger.

2.
Section 1.10 of the Agreement is amended and restate in its entirety as follows:

Capital Structure of Pubco Post-Merger. Immediately prior to the Effective Time, Pubco shall have issued and outstanding 12,000,023 shares of Pubco Common Stock and no other securities (as defined under the Securities Act). Immediately following the Effective Time, Pubco shall have (a) issued and outstanding the following shares of Pubco Common Stock (i) 40,000,000 shares owned by the former EPT Stockholders, (ii) 12,000,023 shares owned by the Pubco shareholders immediately prior to the Effective Time, (iii) such number of shares to be issued to purchasers of EPT Common Stock in a private placement by EPT and converted into Pubco Common Stock pursuant to Section 1.08(ii) hereof, (iv) 1,045,000 shares issuable upon exercise of EPT warrants outstanding prior to the Effective Date, (v) 1,120,000 shares issuable upon conversion of convertible notes of EPT issued in a private placement, and (vi) 998 shares of Series B convertible preferred stock representing the same 998 shares of Series B preferred stock of EPT issued and outstanding, and which a Certificate of Designation will be filed with the State of Nevada for such B Shares following the Effective Time.

3.
Section 2.11 of the Agreement is amended and restated in its entirety as follows:

“Financial Statements.  Pubco has previously been provided with EPT’s audited balance sheets (the “Balance Sheet”) as of December 31, 2016 (the “EPT Balance Sheet Date”) and statements of operations, stockholders equity and cash flows for the twelve (12) months ended December 31, 2016 and 2015 (the “Financial Statements”. The audited Financial Statements (a) are in accordance with the books and records of EPT, (b) present fairly the financial condition and operating results of EPT as of the dates therein specified and for the periods therein specified, subject to normal year-end audit adjustments and (c) have been prepared in accordance with GAAP applied on a basis consistent with prior accounting periods.”

4.
Section 2.12 of the Agreement is amended and restated in its entirety as follows:

“Absence of Undisclosed Liabilities. As of December 31, 2016, EPT had no material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in the Balance Sheet, (b) to the extent set forth on or reserved against in the Balance Sheet or the notes to the Financial Statements, and (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since EPT Balance Sheet Date.”

5.
Section 6.02(d) and (e) of the Agreement are amended and restated in its entirety as follows:

"(d)
At Closing, neither Pubco nor Merger Sub shall have any Indebtedness nor any other amounts due and/or outstanding other than accounts payable no greater than $34,000.

  (e)
EPT shall have raised no less than $2,250,000 of gross proceeds through the sale of its equity and/or debt securities.”

6.
Section 7.01(e) of the Agreement is amended and restated in its entirety as follows:

“by either EPT, on the one hand, or Pubco and Merger Sub, on the other hand, if the Closing has not occurred on or prior to June 15 2017, for any reason other than delay or nonperformance of the party seeking such termination.”

7.
Section 8.03 of the Agreement is amended and restated in its entirety as follows:

“EPT shall be responsible for (a) any and all of its own legal, audit, printing and transfer agent fees (“Professional Fees and Expenses”) and broker fees in connection with the merger and any private placement, and (b) up to $34,000 (which may be increased by mutual agreement of the Parties) of Pubco’s Professional Fees and Expenses in connection with the Merger and all transactions contemplated herein.”

8. Notwithstanding anything to the contrary provided herein, in the Agreement or elsewhere, the Parties acknowledge that EPT has not provided the unaudited financial statements for the quarter ending March 31, 2017, as such are not yet available, and as a result will not be included in the Current Report on Form 8-K (the “8-K”) of Pubco to be filed with the SEC no later than four (4) business days following the Effective Date. Such shall not constitute a direct and/or indierct violation, breach and/or an event of default under and are hereby expressly waived as a Pubco and Merger Sub closing condition in the Merger Agreement (to the extent such is a closing condition). EPT shall cause such unaudited financial statements to be filed as an amendment to the 8-K as soon as reasonably possible following the receipt of the final copy thereof.

9. This Amendment is effective as of the date hereof, and all references to the Agreement from and after such time will be deemed to be references to the Agreement as amended hereby. The Agreement is not otherwise supplemented or amended by virtue of this Amendment, but remains in full force and effect only amended as specifically stated herein.

10. This Agreement and the terms and conditions set forth herein, shall be governed by and construed solely and exclusively in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereto covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York, New York. The parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other parties hereto of all of its reasonable counsel fees and disbursements.

11. This Agreement may be executed in one or more counterparts, with the same effect as if all parties had signed the same document. Each such counterpart shall be an original, but all such counterparts together shall constitute a single agreement.

12. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable legal requirements in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

 IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be binding and effective as of the day and year first above written.

PUBCO:

ENVIORNMENTAL PACKAGING TECHNOLOGIES HOLDINGS, INC.

By: /s/ Michael Hlavsa

Name: Michael Hlavsa
Title: President and Chief Executive Officer

MERGER SUB:

EPT ACQUISITION CORPORATION

By: /s/ Michael Hlavsa

Name: Michael Hlavsa
Title: President and Chief Executive Officer

 EPT:

ENVIORNMENTAL PACKAGING TECHNOLOGIES, INC.

By: /s/ David Skriloff

Name: David Skriloff
Title: Chief Executive Officer